Exhibit 99(d)(5)

FORWARD FUNDS

INVESTMENT SUB-ADVISORY AGREEMENT

This INVESTMENT SUB-ADVISORY AGREEMENT (this “Agreement”), effective as of July 1, 2005 among Pictet Asset Management LTD, a United Kingdom limited liability company, (the “Sub-Adviser”), Forward Funds (the “Trust”), on behalf of the Forward Global Emerging Markets Fund, a series of the Trust (the “Fund”), and Forward Management, LLC (the “Adviser”).

WHEREAS, the Trust is a Delaware statutory trust of the series type organized under a Declaration of Trust dated May 1, 2005 and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, diversified management investment company, and the Fund is a series of the Trust; and

WHEREAS, the Adviser has been retained by the Trust to provide investment advisory services to the Fund with regard to the Fund’s investments, as further described in the Trust’s registration statement on Form N-1A (the “Registration Statement”) and pursuant to an Investment Management Agreement dated July 1, 2005 (“Investment Management Agreement”); and

WHEREAS, the Trust’s Board of Trustees (the “Trustees”), including a majority of the Trustees who are not “interested persons” as defined in the 1940 Act, and the Fund’s shareholders have approved the appointment of the Sub-Adviser to perform certain investment advisory services for the Trust, on behalf of the Fund, pursuant to this Agreement and as described in the Registration Statement, and the Sub-Adviser is willing to perform such services for the Fund; and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Trust and the Sub-Adviser as follows:

1.             Appointment. The Trust and the Adviser hereby appoint the Sub-Adviser to perform advisory services to the Fund for the periods and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2.             Investment Advisory Duties. Subject to the supervision of the Trustees of the Fund and the Adviser, the Sub-Adviser will, in coordination with the Adviser as described below, (a) provide a program of continuous investment management for the Fund; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities for the Fund in accordance with the Fund’s investment objectives, policies and limitations as stated in the Fund’s current Prospectus and Statement of Additional Information as provided to the Sub-Adviser by the Adviser, as they may be amended from time to time;  provided, that the Adviser shall provide the Sub-Adviser reasonable advance notice of any change to such investment objectives, policies and limitations.

The Sub-Adviser further agrees that, in performing its duties hereunder, it will:

(a)           with regard to its activities under this Agreement, use reasonable efforts to comply in all material respects with the applicable provisions of the 1940 Act, the Advisers Act, and all applicable rules and regulations thereunder, the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Trustees, as they may be amended from time to time, provided that written copies of such procedures and amendments thereto are provided to the Sub-Adviser by the Adviser;

(b)           use reasonable efforts to manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder; provided, however, the Sub-Adviser shall not be responsible for the tax effect of any decisions made by or any actions taken by any person other than the Sub-Adviser;

(c)           place orders pursuant to its investment determinations for the Fund, in accordance with applicable policies expressed in the Fund’s Prospectus and/or Statement of Additional Information or otherwise established through written guidelines established by the Fund and provided to the Sub-Adviser by the Adviser, including without limitation, Section 4 hereof

(d)           furnish to the Trust and the Adviser whatever statistical information the Trust or the Adviser may reasonably request with respect to the Fund’s assets or investments. In addition, the Sub-Adviser will keep the Trust, the Adviser and the Trustees informed of developments which the Sub-Adviser reasonably believes will materially affect the Fund’s portfolio and shall, on the Sub-Adviser’s own initiative, furnish to the Fund from time to time whatever information the Sub-Adviser believes appropriate for this purpose;

(e)           make available to the Fund’s administrator (the “Administrator”), the Adviser and the Trust, promptly upon their request, such copies of its investment records and ledgers with respect to the Fund as may reasonably be required to assist the Adviser, the Administrator and the Trust in their compliance with applicable laws and regulations. The Sub-Adviser will furnish the Trustees, the Administrator, the Adviser and the Trust with such periodic and special reports regarding the Funds as they may reasonably request;

(f)            meet periodically with the Adviser and the Trustees, in person or by teleconference, to explain its investment management activities, and any reports related to the Fund as may reasonably be requested by the Adviser and/or the Trust;

(g)           immediately notify the Adviser and the Fund to the extent required by applicable law in the event that the Sub-Adviser or any of its affiliates:  (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Adviser Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission (“SEC”) or other regulatory authority. The Sub-Adviser further agrees to notify the Fund and the Adviser immediately of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that would make any written information previously provided to the Adviser materially inaccurate or incomplete or if any such written information becomes untrue in any material respect;

(h)           immediately notify the Adviser if the Sub-Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for the Funds. For the purposes of this paragraph, a “material adverse change” shall include, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and quality;

(i)            use no inside information that may be in its possession in making investment decisions for the Fund, nor seek to obtain any such information; and

(j)            use its best judgment and efforts in rendering the advice and services contemplated by this Agreement.

3.             Futures and Options. The Sub-Adviser’s investment authority shall include, to the extent permitted under Section 2, the authority to purchase, sell, cover open positions, and generally to deal in financial futures contracts and options thereon.

The Sub-Adviser may:  (i) open and maintain brokerage accounts for financial futures and options (such accounts hereinafter referred to as “Brokerage Accounts”) on behalf of and in the name of the Fund; and (ii) execute for and on behalf of the Brokerage Accounts, standard customer agreements with a broker or brokers. The Sub-Adviser may, using such of the securities and other property in the Brokerage Accounts as the Sub-Adviser deems necessary or desirable, direct the custodian to deposit on behalf of the Funds, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate.

4.             Investment Guidelines. In addition to the information to be provided to the Sub-Adviser under Section 2 hereof, the Trust or the Adviser shall supply the Sub-Adviser with such other information as the Sub-Adviser shall reasonably request concerning the Fund’s investment policies, restrictions, limitations, tax position, liquidity requirements and other information useful in managing the Fund’s investments.

5.             Representations, Warranties and Covenants of the Trust, Adviser and Sub-Adviser. The Trust represents and warrants to the Sub-Adviser that (i) the retention of the Sub-Adviser as contemplated by this Agreement is authorized by the respective governing documents of the Fund; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which either the Fund or its property is bound, whether arising by contract, operation of law or otherwise; and (iii) this Agreement has been duly authorized by appropriate action of the Fund and when executed and delivered by the Adviser, on behalf of the Fund (and assuming due and execution and delivery by the Sub-Adviser), will be the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

The Adviser represents and warrants to the Sub-Adviser that (i) the execution, delivery and performance of this Agreement does not violate any obligation by which it or its property is bound, whether arising by contract, operation of law or otherwise; and (ii) this Agreement has been duly authorized by appropriate action of the Adviser and when executed and delivered by the Adviser (and assuming due and execution and delivery by the Sub-Adviser) will be the legal, valid and binding obligation of the Advisor, enforceable against the Adviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

The Sub-Adviser represents and warrants to the Adviser and the Fund that (i) it is authorized to perform the services hereunder; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which the Sub-Adviser or its property is bound, whether arising by contract, operation of law or otherwise; (iii) this Agreement has been duly authorized by appropriate action of the Sub-Adviser and when executed and delivered by the Sub-Adviser (and assuming due execution and delivery by the Adviser and the Fund) will be the legal, valid and binding obligation of the Sub-Adviser, enforceable against the Sub-Adviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law); (iv) it is registered as an investment adviser with the SEC, and (v) it is not barred by operation of law, or any rule, or order of the SEC or any other regulatory body from acting as an investment adviser.

6.             Use of Securities Brokers and Dealers. In placing purchase and sale orders for the Fund with brokers or dealers, the Sub-Adviser will attempt to obtain “best execution” of such orders. “Best execution” shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth. Whenever the Sub-Adviser places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Fund, in selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Adviser’s research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Sub-Adviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund’s or the Sub-Adviser’s overall responsibilities to the Sub-Adviser’s discretionary accounts (the “Section 28(e) Actions”); provided, however, that Sub-Adviser’s ability to engage in Section 28(e) Actions shall be subject to review by the Trustees form time to time, and if such Trustees reasonably determine that the Fund does not benefit, directly or indirectly, from such Section 28(e) Actions, the Sub-Adviser shall be prohibited from engaging in the same.

Neither the Sub-Adviser nor any parent, subsidiary or related firm shall act as a securities broker with respect to any purchases or sales of securities which may be made on behalf of the Fund. Unless otherwise directed by the Trust or the Adviser in writing, the Sub-Adviser may utilize the service of whatever independent securities brokerage firm or firms it deems appropriate to the extent that such firms are competitive with respect to price of services and execution, and so long as the Sub-Adviser complies with the “best execution” practices described above.

7.             Compensation. The Trust agrees to pay 80 basis points, calculated as set forth below, to the Sub-Adviser for services specified in this Agreement, subject to adjustment for the expense cap as set out below (the “Fee”). The management fee payable to the Adviser will be reduced by the amount of the Fee.

The Sub-Adviser Fee shall be computed and accrued daily and paid quarterly in arrears based on the average daily net asset value of the Fund as determined according to the manner provided in the then-current prospectus of the Fund.

As long as the expense cap of the Fund remains at its present level, the Adviser and the Sub-Adviser will waive their fees from the Fund proportionately to maintain this expense cap; provided, that the minimum net Sub-Adviser fee (i.e., without regard to expense cap waiver) payable hereunder shall be 30 basis points .

The Adviser shall provide to the Sub-Adviser, promptly following request therefor, all information reasonably requested by the Sub-Adviser to support the calculation of the Sub-Adviser Fee and shall permit the Sub-Adviser or its agents, upon reasonable notice and at reasonable times and at Sub-Adviser’s cost to inspect the books and records of the Adviser pertaining to such calculation.

8.             Expenses. The Sub-Adviser will not be required to pay any expenses of the Fund except as expressly set forth in this Section 7. The Sub-Adviser will pay the cost of maintaining the staff and personnel necessary for it to perform its obligations under this Agreement, the expenses of office rent, telephone, telecommunications and other facilities it is obligated to provide in order to perform the services specified in Section 1, and any other expenses incurred by the Sub-Adviser in the performance of its duties hereunder.

9.             Books and Records. The Sub-Adviser agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and to preserve such records for the periods and in the manner required by that Section, and those rules. The Sub-Adviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act with respect to the Fund are the property of the Fund and will be surrendered promptly to the Trust upon its request, except that the Sub-Adviser may retain copies of such documents as may be required by law. The Sub-Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Funds are being conducted in accordance with applicable laws and regulations.

10.           Aggregation of Orders. Provided the investment objectives, policies and restrictions of the Fund as provided to the Sub-Adviser in accordance with this Agreement are adhered to, the Fund agrees that the Sub-Adviser may aggregate sales and purchase orders of securities held in the Fund with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or with accounts of the affiliates of the Sub-Adviser, if in the Sub-Adviser’s reasonable judgment such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Fund acknowledges that the determination of such economic benefit to the Fund by the Sub-Adviser represents the Sub-Adviser’s evaluation that the Fund may be benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

11.           Liability. Neither the Sub-Adviser nor its officers, directors, employees, affiliates, agents or controlling persons shall be liable to the Trust, the Fund, its shareholders and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any other fiduciary and/or person with respect to the Fund.

Neither the Sub-Adviser nor its officers, directors, employees, affiliates, agents or controlling persons or assigns shall be liable for any act, omission, error of judgment or mistake of law (whether or not deemed a breach of this Agreement) and/or for any loss suffered by the Trust, the Fund, its shareholders and/or any other person in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Sub-Adviser against any liability to the Trust, the Fund and/or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

The Trust, on behalf of the Fund, hereby agrees to indemnify and hold harmless the Sub-Adviser, its directors, officers, employees, affiliates, agents and controlling persons (collectively, the “Indemnified Parties”) against any and all losses, claims damages or liabilities (including reasonable attorneys fees and expenses), joint or several, relating to the Trust or the Fund, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended (the “1933 Act”), the 1934 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”) or other federal or state statutory law or regulation, at common law or otherwise. It is understood, however, that nothing in this paragraph 10 shall protect any Indemnified Party against, or entitle any Indemnified Party to, indemnification against any liability to the Trust, the Fund or its shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of any reckless disregard of its obligations and duties under this Agreement.

12.           Services Not Exclusive. The services of the Sub-Adviser are not exclusive, and nothing in this Agreement shall prevent the Sub-Adviser from providing similar services to other investment advisory clients, including but not by way of limitation, investment companies or to other series of investment companies, including the Trust or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Sub-Adviser’s ability to meet its obligations to the Funds hereunder. When the Sub-Adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Sub-Adviser recommends the purchase or sale of the same security for the Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Sub-Adviser nor any of its directors, officers or employees shall act as a principal or agent or receive any commission. If the Sub-Adviser provides any advice to its clients concerning the shares of the Fund, the Sub-Adviser shall act solely as investment counsel for such clients and not in any way on behalf of the Trust or the Fund.

The Sub-Adviser provides investment advisory services to numerous other investment advisory clients, including but not limited to other funds and may give advice and take action which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligations other than those imposed by law to purchase, sell or recommend for purchase or sale, with respect to the Fund, any security which the Sub-Adviser, or the shareholders, officers, directors, employees or affiliates may purchase or sell for their own account or for the account of any client.

13.           Materials. Each of the Adviser, the Trust and the Fund shall not make any representations regarding the Sub-Adviser or any of its affiliates in any disclosure document, advertisement, sales literature or other promotional materials without prior written consent of the Sub-Adviser, which consent shall not be unreasonably withheld. If the Sub-Adviser has not notified the Adviser of its disapproval of sample materials within twenty (20) days after its receipt thereof, such materials shall be deemed approved. The Sub-Adviser will be provided with any Registration Statements containing references or information with respect to the Sub-Adviser prior to the filing of same with any regulatory authority and shall be afforded the opportunity to comment thereon.

14.           Duration and Termination. This Agreement shall continue until December 31, 2005, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board of Trustees or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

Notwithstanding the foregoing, this Agreement may be terminated:  (a) at any time without penalty by the Fund upon the vote of a majority of the Trustees or by vote of the majority of the Fund’s outstanding voting securities, upon sixty (60) days’ written notice to the Sub-Adviser; (b) by the Adviser at any time without penalty, upon sixty (60) days’ written notice to the Sub-Adviser or (c) by the Sub-Adviser at any time without penalty, upon sixty (60) days’ written notice to the Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

The Agreement will terminate immediately upon written notification from the Adviser or the Trust if the Investment Management Agreement terminates with respect to the Fund.

15.           Amendments. This Agreement may be amended at any time, but only by the mutual written agreement of the parties.

16.           Proxies. Unless the Trust gives written instructions to the contrary, the Sub-Adviser shall vote all proxies solicited by or with respect to the issuers of securities invested in by the Fund. The Sub-Adviser shall maintain a record of how the Sub-Adviser voted and such record shall be available to the Trust upon its request. The Sub-Adviser shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the Fund’s shareholders.

17.           Notices. Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended or shall be sent to such party by prepaid first class mail or facsimile, at the address or number stated below,.

If to the Trust:

Forward Funds
433 California Street, Suite 1100
San Francisco, CA  94104
Facsimile: (415) 982-2566

If to the Sub-Adviser:

Pictet International Management LTD
Tower 42, Level 37
25 Old Broad Street
London, EC2N 1HQ, United Kingdom
Facsimile: 011 44 (020) 7847-5300

If to the Adviser:

Forward Management, LLC
433 California Street, Suite 1100
San Francisco, CA 94104
Facsimile: (415) 982-2566

18.           Confidential Information. Any information supplied by the Trust, the Fund or the Adviser, which is not otherwise in the public domain, in connection with the Fund or the Adviser is to be regarded as confidential and for use only by the Sub-Adviser and/or its agents, and only in connection with the Sub-Adviser’s services under this Agreement. Any information supplied by the Sub-Adviser, which is not otherwise in the public domain, in connection with the performance of its duties hereunder is to be regarded as confidential and for use only by the Fund and/or its agents, and only in connection with the Fund and its investments. Any party in receipt of confidential information shall use reasonable precautions (substantially identical to those used in safeguarding of its own confidential information) that its trustees/directors, officers, employees and advisors abide by these confidentiality provisions.

19.           Miscellaneous.

(a)           Governing Law. This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

(b)           Delivery of Form ADV. Concurrently with the execution of this Agreement, the Sub-Adviser is delivering to the Adviser and the Trust a copy of Part II of its Form ADV, as revised, on file with the SEC. The Adviser and the Trust hereby acknowledge receipt of such copy.

(c)           Captions. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(d)           Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)           Agency Relationship. Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Trust or the Fund, except as otherwise contemplated herein.

(f)            Prior Agreement. This Agreement supersedes any prior agreement relating to the subject matter hereof among the parties.

(g)           Counterparts. This Agreement may be executed in counterparts and by the different parties hereto on separate counterparts and by facsimile signature, each of which when so executed and delivered, shall be deemed an original and all of which counterparts shall constitute but one and the same agreement.

(h)           Limited Liability of the Trust. The Sub-Adviser agrees that the Trust’s obligations under this Agreement shall be limited to the Fund and its assets, and that the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any trustee, officer, employee or agent of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of June 24, 2005.

FORWARD FUNDS

By:	/s/ J. Alan Reid, Jr.
Name:	J. Alan Reid, Jr.
Title:	President

PICTET ASSET MANAGEMENT LTD

By:	/s/ G. Sharpe	By:	/s/ A. Young
Name:	G. Sharpe	Name:	A. Young
Title:	Director	Title:	Compliance Manager

FORWARD MANAGEMENT, LLC

By:	/s/ J. Alan Reid, Jr.
Name:	J. Alan Reid, Jr.
Title:	President